EXHIBIT 5.1

                                 Graubard Miller
                                600 Third Avenue
                          New York, New York 10016-2097

                                                 December 12, 2001

     First Look Media, Inc.
     8800 Sunset Boulevard
     3rd Floor
     Los Angeles, California 90069

     Ladies and Gentlemen:

              Reference is made to the Registration Statement on Form S-8 ("Registration Statement") filed by First Look Media, Inc. ("Company"), a Delaware corporation, under the Securities Act of 1933, as amended ("Act"), with respect to (i) options to purchase 1,000,000 shares of common stock, par value $.001 per share ("Common Stock"), which have been or may be granted by the Company under the Company's 2000 Performance Equity Plan ("Equity Plan"), (ii) options to purchase 500,000 shares of Common Stock, which have been granted by the Company under the Company's Amended and Restated 1996 Special Stock Option Plan and Agreement ("Special Plan") and
     (iii) options to purchase 10,000 shares of Common Stock, which have been granted by the Company under the Company's other employee benefit plans ("Other Benefit Plans" and, together with the Equity Plan and Special Plan, the "Plans").

              We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting future awards under the Equity Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards within the permissible limits of the law of the State of Delaware.

              Based upon the foregoing, it is our opinion that the Common Stock to be issued by the Company under the Plans, when sold in accordance with the terms of the Plans and the individual instruments governing their issuance, will be legally issued, fully paid and nonassessable, although they may be subject to contractual restrictions established by the applicable Plans or individual instruments.


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              In giving this opinion, we have assumed that all certificates for the Company's shares of Common Stock, prior to their issuance, will be duly executed on behalf of the Company by the Company's transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.

              We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

                                                       Very truly yours,

                                                      /s/ Graubard Miller